Exhibit 99.1

Regional Management Corp. Provides Update on CECL Adoption

Greenville, South Carolina – January 22, 2020 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today provided an update on its adoption of current expected credit loss (“CECL”) accounting.

Effective January 1, 2020, Regional Management replaced its previous incurred loss impairment model for estimating credit losses on financial assets for its reporting of quarterly and annual financial results with a CECL model. While the incurred loss impairment model requires entities to recognize credit losses when it is probable that a loss has been incurred, the CECL model requires entities to estimate the lifetime expected credit losses on such instruments and to record an allowance to offset the amortized cost basis of the financial assets. The CECL model requires earlier recognition of credit losses as compared to the incurred loss approach. It uses historical experience, current conditions, and reasonable and supportable economic forecasts to estimate lifetime expected credit losses.

Regional Management’s cross-functional CECL implementation team, software vendor, and consulting team have completed the implementation plan to ensure compliance with the accounting update at the time of adoption. The company continues to finalize refinements to the future state business processes, policies, controls, and related documentation, and those items are being audited. Based on analysis and forecasts of future macroeconomic conditions as of December 31, 2019, Regional Management estimates a CECL allowance for credit losses as a percentage of finance receivables in the range of 10.4% to 11.2%. The allowance percentage under the prior incurred loss approach was 5.8% as of September 30, 2019. Effective January 1, 2020, the adoption of CECL will cause an increase to the allowance for credit losses and a one-time cumulative reduction to retained earnings, net of tax, at an approximate tax rate of 24%. Importantly, CECL adoption will not result in any changes in the cash flows of the financial assets, will not cause the company to violate any of its existing debt covenants, and will not inhibit the company in funding its growth or returning capital to its shareholders.

The company will provide further detail on CECL adoption when it releases its fourth quarter 2019 financial results.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Such forward-looking statements include statements concerning expectations, plans, and strategies relating to the adoption of CECL. The actual outcomes and results may differ materially from those contemplated by these forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; changes in accounting standards, rules, and interpretations, and the failure of related assumptions and estimates, including those associated with the implementation of CECL; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 358 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com